For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc. Investor Relations Devora Goldenberg 212.220.7120 ext. 7041 IR@amtrustgroup.com

For immediate release May 5, 2008

AmTrust Financial Services, Inc. Reports First Quarter
Net Income of $22.3 million

(New York) - AmTrust Financial Services Inc. (NASDAQ: AFSI), today reported net income of $22.3 million and gross written premium of $234.8 million for the first quarter 2008. Additionally, operating earnings for the first quarter of 2008 was $25.7 million. Operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax.

Gross written premium in the first quarter 2008 increased by $45.1 million to $234.8 million or 23.8% from $189.7 million in the first quarter of 2007. The net written premium was $117.4 million for the first quarter 2008 compared to $160.6 million for the first quarter 2007 due to the cession to Maiden Insurance Company (Maiden) of premium more fully described below under First Quarter 2008 Results-Revenue.

First Quarter Overview:

The Company reported operating earnings per basic share of $0.43 for the first quarter of 2008, an increase of 48.3% from the first quarter of 2007. Net income for the first quarter 2008 was $22.3 million, or $0.37 per basic share.
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First Quarter 2008 Highlights:

•	Quarterly operating earnings per basic share was $0.43 ($0.29 in 2007)
•	Quarterly earnings per basic share was $0.37 ($0.36 in 2007)
•	Return on equity for the first quarter was 22.6% on an annualized basis
•	Book value per basic share was $6.60 (as of March 31, 2008)
•	The combined ratio for the first quarter was 77.2% (89.1% in 2007)

First Quarter 2008 Results:
Revenue:

Gross written premium for the first quarter 2008 increased by $45.1 million or 23.8% to $234.8 million from $189.7 million in the first quarter 2007. The increase was attributable to both organic growth in our specialty middle market and specialty risk segments as well as the successful integration of our 2007 acquisitions.

In the first quarter 2008, the Company ceded to Maiden $82.9 million in net written premium and $63.8 million of net earned premium pursuant to the reinsurance agreement that became effective July 1, 2007. As a result of the cessions to Maiden, net written premium in the first quarter of 2008 decreased $43.2 million or 26.9% to $117.4 million from $160.6 million in the first quarter of 2007 and net earned premium for the first quarter of 2008 decreased by $21.3 million or 17.9%, to $97.4 million from $118.7 million in the first quarter 2007. The cessions were offset by $20.2 million of earned ceding commission from Maiden during the first quarter of 2008. Our quota share agreement with Maiden, effective July 1, 2007, continues to prove accretive to the Company. It is anticipated that our arrangement with Maiden will enable the Company to continue to leverage its balance sheet, increase its writings, decrease its expense ratio, and most importantly, increase its return on equity.

Commission and fee income for the first quarter 2008 increased by $1.8 million or 40% to $6.3 million from $4.5 million for the first quarter 2007. This increase was attributable to reinsurance brokerage fees from Maiden, administration of assigned risk business, asset management fees and administration of our warranty programs.

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Net investment income, excluding realized gains and losses in the first quarter 2008, increased by $2.1 million or 18.4% to $13.5 million from $11.4 million in the first quarter 2007. Average invested assets for the three months ended March 31, 2008 was approximately $1.4 billion compared to $0.8 billion for the three months ended March 31, 2007. The primary reason for this increase is the growth in average invested assets over the periods.

As discussed above, the Company ceded earned premium in the amount of $63.8 million to Maiden in the first quarter of 2008, which was partially offset by ceding commission revenue from Maiden of $20.2 million. As a result, total revenue in the first quarter of 2008 decreased by $8.4 million or 6.0% to $132.2 million (excluding other investment loss on managed assets) from $140.6 million in the first quarter of 2007.

Expenses:

The Company’s loss ratio for the first quarter ended March 31, 2008 was 56.6% compared to 62.8% for the quarter ended March 31, 2007.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense less Ceding Commission Revenue for the quarter ended March 31, 2008 decreased by $11.2 million to $20.0 million from $31.2 million for the quarter ended March 31, 2007. The decrease was primarily the result of $20.2 million of ceding commission from Maiden recognized in the first quarter of 2008. As a result, the expense ratio for the quarter ended March 31, 2008 decreased to 20.5% from 26.3% for the quarter ended March 31, 2007. Additionally, the decrease is the result of the Company’s ability to leverage its current infrastructure.

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Other Matters:

Shareholders’ Equity as of March 31, 2008 increased to $396.1 million from $390.4 million as of December 31, 2007. During the quarter, the Board of Directors declared a quarterly dividend of $0.04 per share.

As of March 31, 2008 the Company’s debt-to-capitalization ratio was 23.8%. The Company’s debt relates to its 30-year trust preferred securities.

Conference Call:

On May 6, 2008 at 11 a.m. ET, the company will hold a conference call that can be accessed as follows:

Toll-free Dial-in: 877.340.7913
Toll Dial-in (Int’l Callers): 719.325.4895

In order to participate in the conference call, you must register at:
http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call. In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820. Enter replay passcode 1368642.

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

AFSI-F
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Gross premium written	$234,756	$189,673

Premium income
Net premium written	$117,442	$160,619
Change in unearned premium	(20,029)	(41,927)
	97,413	118,692

Ceding commission	20,184	-
Commission and fee income	6,287	4,490
Investment income, net	13,531	11,391
Net realized gains (losses)	(5,220)	6,060
Other investment gain (loss) on managed assets	(2,900)	(290)
	31,882	21,651

Total revenue	129,295	140,343

Loss and loss adjustment expense	55,165	74,557
Policy acquisition expenses	18,308	14,583
Salaries and benefits	12,044	9,012
Other insurance general and administrative expense	9,834	7,574
Other underwriting expenses	4,794	3,113
	100,145	108,839

Income from continuing operations	29,150	31,504

Other income (expense):
Foreign currency gain (loss)	159	(510)
Interest expense	(2,629)	(1,804)
	(2,470)	(2,314)

Income from continuing operations before provision for income taxes	26,680	29,190

Provision for income taxes	7,317	8,002
Minority interest in net loss of subsidiary	(2,900)	(290)
Net income available to common shareholders	$22,263	$21,478

Operating earnings	$25,656	$17,539

Earnings per common share:
Basic earnings per share	$0.37	$0.36
Diluted earnings per share	$0.37	$0.36
Operating earnings per basic share	$0.43	$0.29

Weighted average number of basic shares outstanding	59,969	59,959
Weighted average number of diluted shares outstanding	60,925	59,968

Combined ratio	77.2%	89.1%
Annualized return on equity	22.6%	24.5%

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007

Cash, cash equivalents and investments	$1,463,938	$1,289,600
Premiums receivables	296,806	257,756
Goodwill and intangible assets	52,608	53,232
Total assets	2,607,928	2,322,794
Loss and loss expense reserves	786,051	775,392
Unearned premium	570,267	527,758
Junior subordinate debt	123,714	123,714
Total stockholders' equity	$396,086	$390,386

AmTrust Financial Services, Inc.
Non-GAAP Financial Measure
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Reconciliation of net income to operating earnings:
Net income	$22,263	$21,478
Less: Net realized gains (losses) net of taxes	(3,393)	3,939
Operating earnings (1)	$25,656	$17,539

Earnings per common share:
Basic earnings per share	$0.43	$0.29
Diluted earnings per share	$0.42	$0.29

(1)
Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax, which result primarily from changes in general economic conditions, which provides a useful indicator of trends in the Company's underlying operations.